Exhibit 99.1

For Immediate Release

BSD Medical Responds to FDA on Its BSD-2000 PMA Application

SALT LAKE CITY, July 17, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that a formal response has been hand delivered to the Food and Drug Administration (FDA) pertaining to the BSD-2000 Hyperthermia System submission that is currently in review by the FDA.   The response followed an in-person meeting with the FDA management and reviewers in which the company’s response strategy was discussed before the company made its formal response.

On January 7, 2008, the company announced that it had received a letter from the FDA regarding its Premarket (PMA) submission for the BSD-2000 Hyperthermia System providing guidance as to amendments needed to make the PMA approvable.  Following receipt of this letter, BSD Medical provided a submission to FDA that discussed the guidance in the FDA letter.  This FDA submission also included a request for supervisory review by the FDA and a request for a meeting with FDA to clarify certain aspects of the agency’s guidance.  The meeting request was followed by an in-person meeting with the FDA management and reviewers to discuss the company’s response strategy before the company made its formal response.  During this meeting and subsequent follow-up discussions, FDA has signaled a willingness to work interactively with the BSD Medical on this submission.  Following this meeting, study data on approximately 400 additional patients treated with the BSD-2000 became available to the company, and BSD has subsequently obtained additional details regarding the new study data.  Using these additional data, in conjunction with data previously available, the company has submitted a formal response to the FDA on the BSD-2000 Hyperthermia System PMA application that incorporates the guidance provided by FDA.

BSD Medical has received FDA Pre-Market (PMA) approval for the BSD-500 Hyperthermia System and administered the PMA approval process for the TherMatrx TMX-2000 used to treat benign prostatic hyperplasia.   BSD currently has two FDA submissions in progress, a Pre-Market (PMA) submission for the BSD-2000 Hyperthermia System and a 510(k) premarket notification seeking FDA marketing clearance for the MicroThermX-100 Ablation System.

About BSD Medical Corporation

BSD Medical Corporation is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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Statements contained in this press release regarding the Company’s Pre-Market submission for the BSD-2000 Hyperthermia System and the 510(k) submission for FDA clearance of the MicroThermX 100 Ablation System that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended August 31, 2007, and other filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.